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                            SALES REPRESENTATION AGREEMENT

                                   RESTRICTED AGENT

                  AGREEMENT, made this day of [Date agreement made]

BETWEEN:

                   UV SYSTEMS TECHNOLOGY INC.

with offices at:

                   2800 Ingleton Avenue
                   Burnaby, British Columbia, Canada V5C 6G7

                   (hereinafter referred to as "The Company"),

AND:                    [Name of representative]

with offices at:

                   [Address of representative]

                   (hereinafter referred to as "The Representative"):

    1. The Company hereby appoints The Representative as its restricted agent to sell in the Territory and in the Markets set forth in and limited by Exhibit A, the products set forth in Exhibit C (referred to as the "Product" or the "Products"), and such other products as The Company may designate in writing to The Representative. The Representative hereby accepts such appointment and agrees to exert its best efforts in selling and promoting the sale of the Products to customers or potential customers in the Territory.

    2. It is understood that The Representative is appointed as a restricted agent and as herein described. It is agreed that The Company at its sole option and discretion, can exercise the right on giving due notice to The Representative, to terminate this agreement and to appoint an exclusive manufacturing and/or distributing and/or marketing and/or sales licensee for the territory, and/or appoint other representatives or agents in the territory. The Representative agrees it has no rights to obstruct or take recourse against The Company


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                                         -2-



under such appointments, and it is understood and agreed that The Company has no obligations to The Representative in the event such appointments are made, save as to the payment of due commissions as further defined in this agreement. The Company undertakes to refer The Representative to any appointed licensee, but makes no commitment as to any continuance of The Representative's appointment with respect to the licensee. Where The Company exercises its right to appoint additional representatives or agents in the territory, it is agreed that The Representative shall be protected and compensated at the rate of up to, but not exceeding one-third of the due commission on the sale for all sales not initiated by The Representative within a 100-mile radius of The Representative's home office. Similar provisions shall apply in favour of The Representative for sales initiated by The Representative in other areas of the territory covered by The Company's appointed representatives. Where protected areas overlap, the dividing line in the areas shall be the mid distance between the respective home offices.

    3. The Company shall pay to The Representative as its entire compensation for its services under this Agreement a sales commission, as set forth in Exhibit C of the net proceeds of sales for the Products sold to the Customer Accounts during each calendar year during the term of this Agreement. The term "net proceeds of sales" means the gross amount actually paid by the Customer Accounts to The Company for the Products shipped to or delivered in the Territory less all discounts, rebates, returns or allowances, claims, shipping charges, taxes, duties and any other normal expenses incurred by The Company in the shipment or attributable to the shipment of the Products sold hereunder. The commission shall be paid within thirty (30) days after receipt of payment. No order shall be final and binding until accepted by The Company and such acceptance communicated to The Representative.

    4. This Agreement shall be in effect for the period of one (1) year from [Beginning date], to [Ending date], and then year to year thereafter, provided, however, that The Company or The Representative may terminate this Agreement at any time upon the giving of thirty (30) days prior written notice by The Company or ninety (90) days prior written notice by The Representative to the other party hereto. This agreement shall be renewed each year unless either The Company or The Representative give thirty (30) days prior written notice by The Company or ninety (90) days prior written notice by The Representative of termination of the agreement. In the event of such termination, The Company shall continue to pay The Representative commissions at the rate herein provided on all orders on the books of The Company for the Products obtained and secured by The Representative and accepted by The Company prior to the effective date of termination of this Agreement.

    5. The Company shall have the right to reject orders for the Product or the Products written by The Representative should The Company reasonably believe that such customer


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                                         -3-

is not creditworthy or should the selling price be less than The Company's list price for the Product or the Products at the time the order is placed. It shall be within the sole discretion of The Company to determine prices and terms of payment with respect to the Products.

    6. The Company shall be responsible for billing customers whose orders are accepted and to whom the Products are delivered under the provisions of this Agreement. All payments for the Products shall be made directly to The Company unless The Company otherwise instructs The Representative in writing. Any payment received by The Representative shall be held for The Company, and The Representative shall transmit the amount thereof to The Company. The Representative agrees to reasonably assist The Company at The Company's expense in making collections of all delinquent accounts on which The Representative will be entitled to receive commission payments. Nothing contained in this Agreement shall be construed to obligate The Representative to guarantee payment for the Products or to institute any action or collection process.

    7. The Representative shall at no time be deemed a purchaser of the Products or have any right, title or interest in the Products or the proceeds derive from the sale of the Products except for The Representative's right to receive its sales commission.

    8. The Representative shall at its own expense, employ sales personnel and provide technical and sales service and other employees as may be necessary to properly perform its functions pursuant to this Agreement, and all such sales and technical personnel and other employees shall be the employees of The Representative. No such sales person or employee of The Representative shall be deemed, expressly or by implication, to be an employee of The Company for any purpose, including without limitation, for the purpose of any tax or charge levied or imposed by any federal or state law with respect to employment, salaries, wages, or remuneration or employment, or otherwise, or for any purpose whatsoever.

    9. All salaries and expenses for the operation of The Representative's office and activity as an independent agent, including, but not limited to, office rent, heat, light, telephone, telegrams, travel, supplies, stenographic and clerical assistance, salesmen, technical representatives, licenses, taxes, fees, automobiles, insurance, and the like, shall be borne by The Representative and The Representative shall be solely responsible for the payment of the same.


    10. The Company shall furnish The Representative with sufficient quantities of sales literature, samples, laboratory support and other selling tools as necessary in The Company's reasonable judgement for The Representative to function as a sales agent under this Agreement, and shall reasonably cooperate with The Representative to function as a sales agent under this Agreement, and shall reasonably cooperate with The Representative in


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                                         -4-

performance of The Representative's services under this Agreement.

    11. The Representative shall not use The Company's name or trademark, Ultra Guard-TM- and/or "the blue wavy lines", in public literature, except (i) in connection with the sale of the Products; (ii) in literature which The Company may furnish The Representative; or (iii) as The Company may otherwise approve in writing. Upon termination of this Agreement, The Representative shall have no further right to use The Company's name or trademarks in any literature or in any other manner or form. The Representative shall not make any claims, warranties or agreements, either express or authorized in writing by The Company so to do. The Representative further agrees to comply with the rules and instructions of The Company related in the offering for sale of the Products and to make such reports to The Company as may be requested by The Company from time to time.

    12. It is agreed that The Representative is an independent sales agent, and, except as provided in this Agreement, The Company shall exercise no control over the conduct of The Representative's business, and The Company shall not be responsible for any act or omission on the part of The Representative or its employees in the conduct of such business.

    13. Each party agrees to act at all times in a manner that will uphold the good name and reputation of the other party. During the term of this Agreement, The Representative agrees that it will not represent or offer for sale to the Customer Accounts any product of any other manufacturer which competes with the Products without the express written consent of The Company.

    14. Upon the termination of this Agreement, all samples, technical and engineering information and other information and data furnished by The Company to The Representative shall be returned by The Representative to The Company.

    15. During the term of this Agreement and for a period of three (3) years following the termination of this Agreement, The Company and The Representative agrees that it will treat as confidential and not divulge or make use of any trade secrets or other confidential information belonging to the other party hereto, including but not limited to the prices charged for The Company's products, sales agreements negotiated, sales agreements about to be consummated, The Company's processes, patented know-how or inventions or other confidential information developed during the period of this Agreement. The Representative shall sign Company's "non-disclosure agreement." The Company and The Representative shall cause its employees and agents to be bound by this agreement of confidentiality.

    16. Performance by The Company and The Representative under this Agreement of obligations shall be excused for the duration of any of the following: (a) act of God; (b) war;


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                                         -5-

(c) riot; (d) explosion; (e) flood; (f) lock-out; (g) strike; (h) injunction;
(i) government action; (j) inability to obtain or use fuel, power, raw materials or materials in intermediate or finished form, labor, containers, or transportation facilities; (k) accident; (l) breakage of machinery or apparatus; or (m) national emergency, or any other occurrence not within its control, which either prevents the shipment or acceptance of a shipment of the Products.

    17. This Agreement terminates and supersedes all prior agreements of any kind, if any, between The Company and The Representative.

    18. This Agreement shall be interpreted and governed by the laws of the Province of British Columbia, Canada.

    19. The failure of either party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce this Agreement or any provision thereof.

    20. This Agreement contains the entire understanding of the parties and is the only agreement between the parties respecting the matters set forth in this Agreement, and any representations, promises or conditions in connection with this Agreement not incorporated in this Agreement shall not be binding on either party.

    21. The Representative shall not assign its rights nor delegate the performance of its duties pursuant to this Agreement without the prior written consent of The Company.

    22. This Agreement may be executed in counterparts, each of which constitute the entire Agreement between the parties.

    23. The Company shall save The Representative harmless from and against liability, loss, costs, expenses and damages caused by the use of the Products
(1) resulting in personal injury or property damage to any person, (2) resulting in infringement of any patent rights or other rights of third parties or (3) resulting in any violation of municipal, state, provincial, or federal law or regulation governing the Products, which result from the distribution of the Products pursuant to this Agreement; provided, however, that this indemnity shall not be applicable if such liability, loss, cost, expense or damage is caused, in whole or part, by the negligence, misrepresentation or misconduct of The Representative or a breach of The Representative's obligation under this Agreement.

    24. Except as provided below, any controversy or claims arising out of or relating to this Agreement or the breach thereof, may at the option of either party be settled in accordance with the then existing rules of the Canadian Arbitration Association, such


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arbitration to be conducted in Vancouver, British Columbia, Canada, and, judgment upon the award may be entered in any court having jurisdiction. Except for the arbitration proceedings under the immediately preceding sentence, the parties consent and agree that exclusive jurisdiction for commencement of any suit or action under this Agreement shall lie in the provincial courts serving British Columbia, Canada, provided, however, that the parties' agreement with respect to the exclusive jurisdiction of the courts serving British Columbia shall not apply to situations involving third party lawsuits.


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                                         -7-

    IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the day and year first above written.

THE COMPANY:

UV SYSTEMS TECHNOLOGY INC.


BY       John R. Gaetz
         ------------------------------
TITLE    Executive Vice President


THE REPRESENTATIVE:

[NAME OF REP IN CAPS]


BY       [Name of signing officer]
         ------------------------------
TITLE    [Title of signing officer]


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                                         -8-

                                      EXHIBIT A

TERRITORY AND MARKETS

[Territory]


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                                      EXHIBIT B
PRODUCTS

TYPE: Low-pressure, high-intensity, high-efficiency ultraviolet source, water and wastewater treatment systems.

DESCRIPTION: Includes any and all equipment supplied wherein the method of disinfection incorporates an Ultra Guard-TM- AC-type, high-intensity, high-efficiency ultraviolet germicidal lamp/lamps. The Company reserves the right to supply systems or products wherein the equipment will be powered by medium-pressure, high-intensity UV lamps.

TYPE: Low-pressure, low-intensity ultraviolet source, water and wastewater treatment systems.

DESCRIPTION: Includes any and all equipment supplied wherein the method of disinfection incorporates low-pressure, low-intensity UV lamps of the G36T5L or G64T5L type. The Company reserves the right to supply lamps as manufactured by others.

    Products to be supplied will include the following items, but will not necessarily be restricted to products manufactured by The Company.

         Ultraviolet sterilizers;
         Ultraviolet disinfection systems;
         Ultraviolet lamp controllers;
         Ultraviolet lamps;
         Related equipment.

    The Representative's responsibility is to introduce and market The Company's products within its identified territory. The relationship will be that of manufacturer and manufacturer's agent/representative.

    The Company will undertake to submit offers, bids and pricing to clients identified by The Representative on a direct basis.

    The Company will supply at no cost to The Representative, all sales materials, brochures, and catalogues to assist in marketing efforts within the defined territory.


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                                      EXHIBIT C

COMMISSION SCHEDULE

       The commission schedule will cover the complete range of products manufactured by The Company and broken out into three specific product ranges defined as Item 1, Item 2, and Item 3 below.

    Item 1: High-intensity, high-efficiency ultraviolet disinfection systems.
    Item 2: Low-intensity ultraviolet disinfection systems.
    Item 3: All replacement ultraviolet lamps.

REF. ITEM 1:

       The commissions payable on products supplied under this item will be as follows, and are cumulative and not specific:

              Can $0-100 thousand. . . . . . . . . . . . . . .10%
              Can $100-300 thousand. . . . . . . . . . . . . .7.5%
              Can $300-500 thousand. . . . . . . . . . . . . . 5%
              Can $500 thousand and over . . . . . . . . . . . 3%

REF. ITEM 2:

       The commissions payable on products supplied under this item will be as follows:

              Regardless of value. . . . . . . . . . . . . . .15%

REF. ITEM 3:

       The commission payable on all ultraviolet lamps, low-intensity, low-pressure, medium-pressure, high-intensity, high-intensity, high-efficiency supplied under this item will be as follows:

              Regardless of Value. . . . . . . . . . . . . . .10%

       There will be no accumulative totals; each project or order will be considered a stand-alone item.